Exhibit 99.1

Contact at 214/432-2000
David B. Powers
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS FISCAL YEAR EPS UP 29%

ON RECORD REVENUE

DALLAS, TX (May 15, 2018) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2018 and the fiscal fourth quarter ended March 31, 2018. Notable items for the fiscal year and quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter):

Full Year Fiscal 2018 Results

•	Record revenue of $1.4 billion, up 14%

•	Record net earnings per diluted share of $5.28, up 29%

•	After-tax margin (Net Earnings/Revenue) of 19%

Fourth Quarter Fiscal 2018 Results

•	Record revenue of $284.7 million, up 2%

•	Net earnings per diluted share of $0.76, up 1%

•	Fourth Quarter Fiscal 2018 results were affected by two items:

•	A $6 million pre-tax charge related to the settlement by American Gypsum of the antitrust lawsuit brought by a group of homebuilders

•	$4 million of personnel-related expenses, including an increased contribution made to the Eagle profit sharing plan and a pension settlement charge

Commenting on the results, Dave Powers, President and CEO, said, “Our track record of competitive margin performance remains industry leading due to our long-standing commitment to improving our low-cost producer positions, through wise investment in our people, processes and operations. We have invested more than $1.5 billion so far this cycle to profitably grow our businesses and create shareholder value. As we look ahead, our strong balance sheet and anticipated cash flows, which have been enhanced by tax reform, position us to continue to execute on value-creation opportunities.”

Capital Allocation Priorities

During fiscal 2018, Eagle repurchased approximately 628,000 of its common stock under its repurchase program at an aggregate purchase price of $61.1 million. Eagle remains dedicated to a disciplined capital allocation process to enhance shareholder value. Consistent with our track record, our allocation priorities remain unchanged: 1. Acquisitions that meet our strict return standards and are consistent with our strategic focus; 2. Capital investments to organically strengthen our low-cost producer positions; 3. The return of cash to shareholders, primarily through our share repurchase program.

In the past three years, we have invested nearly $470 million in acquisitions, $278 million in organic capital expenditures and $303 million in share repurchases and dividends. At March 31, 2018, nearly 4.2 million shares remain under the current repurchase authorization.

Segment Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates and joint venture and intersegment Cement revenue, increased 12% to $807.4 million in fiscal year 2018. Heavy Materials operating earnings for the fiscal year were $197.0 million, an increase of 15%.

Revenue from Cement, including joint venture and intersegment revenue, increased 15% to $651.8 million for full fiscal 2018. Fiscal 2018 operating earnings from Cement were a record $179.2 million, an increase of 17%, reflecting the financial results of the acquired cement plant in Fairborn, Ohio and related assets (the Fairborn Business) and improved pricing.

Operating earnings from Cement for the fourth quarter were $24.7 million, 5% below the same quarter a year ago. The earnings decline was driven primarily by reduced sales volume due to persistently wet weather in many of our markets and was partially offset by earnings from the Fairborn Business and improved average net cement sales prices. Cement revenue for the quarter, including joint venture and intersegment revenue, was down 1% to $115.6 million. Cement sales volume for the quarter was down 4% to 945,000 tons. The average net sales price for the quarter improved 3% to $108.98 per ton.

Fiscal 2018 revenue from Concrete and Aggregates increased 2% to $155.7 million. Concrete and Aggregates reported fiscal 2018 operating earnings of $17.9 million, down 1%.

Concrete and Aggregates revenue for the fourth quarter of 2018 was $30.7 million, a decrease of 22%. Fourth quarter operating earnings were $2.8 million, a 44% decline from the same quarter a year ago, reflecting wet weather in two of our markets that hampered our ability to place concrete during the quarter.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, increased 4% to $603.2 million for fiscal 2018. Operating earnings for the full fiscal year were $191.3 million in the sector, a decrease of 3%, reflecting higher paper costs partially offset by improved wallboard sales volume.

Gypsum Wallboard and Paperboard revenue for the fourth quarter totaled $136.4 million, a 1% decrease. The decline reflects lower wallboard sales volume partially offset by improved prices. The average Gypsum Wallboard net sales price for the fourth quarter of fiscal 2018 was $162.77 per MSF, a 3% improvement reflecting American Gypsum’s price increase implemented in early January. Gypsum Wallboard sales volume of 541 million square feet (MMSF) was down approximately 10%.

Underlying demand fundamentals in wallboard continue to improve with the increase in residential construction activity during the year. The decline in wallboard sales volume in the fourth quarter of 2018 versus the prior-year period was impacted by a shift in the timing of pre-buying activity ahead of our January wallboard price increase.

The average Paperboard net sales price this quarter was $543.09 per ton, up 3%. Paperboard sales volume for the quarter was 8% higher at 78,000 tons.

Gypsum Wallboard and Paperboard reported fourth quarter operating earnings of $45.7 million, an improvement of 3%. The improvement reflects higher wallboard net sales prices and lower operating costs, which were partially offset by lower wallboard sales volume. The reduced operating costs reflect lower recycled paper fibers costs during the quarter.

Oil and Gas Proppants

Eagle’s Oil and Gas Proppants segment reported fiscal 2018 revenue of $85.5 million, an increase of 147%, primarily reflecting a 170% increase in frac sand sales volume. The fiscal 2018 operating loss was $6.4 million versus an operating loss of $14.6 million in the prior year.

Eagle’s Oil and Gas Proppants segment reported fourth quarter revenue of $22.6 million, an increase of 43%, primarily reflecting a 59% increase in frac sand sales volume. The fourth quarter sales volume was impacted by harsh winter weather and rail delays. The fourth quarter’s operating loss of $1.6 million includes depreciation, depletion and amortization of $3.7 million.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Aggregates, Concrete, Gypsum Wallboard, Recycled Paperboard and Frac Sand from over 75 facilities across the U.S. Eagle is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Tuesday, May 15, 2018. The conference call will be webcast simultaneously on the EXP Web site eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in activity in the oil and gas industry, including the level of fracturing activities and the demand for frac sand; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; a cyber-attack or data security breach; announced increases in capacity in the gypsum wallboard, cement and frac sand industries; changes in the demand for residential housing construction or commercial construction; risks related to pursuit of acquisitions, joint ventures and other transactions; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2017. These reports are filed with the Securities and Exchange Commission. With respect to our completed acquisition of the Fairborn Business as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in such forward-looking statements include, but are not limited to, failure to realize any expected synergies from or other benefits of the transaction, possible negative effects of consummation of the transaction, significant transaction or ownership transition costs, unknown liabilities or other adverse developments affecting the Fairborn Business, including the results of operations of the Fairborn Business prior and after the closing, the effect on the Fairborn Business of the same or similar factors discussed above to which our business is subject, including changes in market conditions in the construction industry and general economic and business conditions that may affect us following the acquisition. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

David B. Powers

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Lines of Business (Quarter and Fiscal Year)

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Lines of Business

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2018	2017	2018	2017
Revenue	$284,713	$278,663	$1,386,520	$1,211,220
Cost of Goods Sold	223,336	217,163	1,047,764	899,175

Gross Profit	61,377	61,500	338,756	312,045
Equity in Earnings of Unconsolidated JV	10,216	11,015	43,419	42,386
Corporate General and Administrative Expense	(11,822)	(7,198)	(41,205)	(33,940)
Litigation Settlements	(6,000)	—	(45,098)	—
Acquisition-Related Expense	—	(4,391)	—	(5,480)
Other Non-Operating Income	1,000	131	3,728	2,139

Earnings before Interest and Income Taxes	54,771	61,057	299,600	317,150
Interest Expense, Net	(6,046)	(6,876)	(27,638)	(22,631)

Earnings before Income Taxes	48,725	54,181	271,962	294,519
Income Tax Expense	(11,717)	(17,930)	(15,330)	(96,300)

Net Earnings	$37,008	$36,251	$256,632	$198,219

NET EARNINGS PER SHARE
Basic	$0.77	$0.75	$5.33	$4.14

Diluted	$0.76	$0.75	$5.28	$4.10

AVERAGE SHARES OUTSTANDING
Basic	48,168,574	48,023,641	48,141,226	47,931,518

Diluted	48,651,947	48,472,916	48,645,986	48,361,286

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2018	2017	2018	2017
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$86,677	$85,153	$529,424	$444,624
Concrete and Aggregates	30,689	39,467	155,678	153,330

	117,366	124,620	685,102	597,954
Light Materials:
Gypsum Wallboard	$108,550	$115,962	$491,779	$473,651
Gypsum Paperboard	27,877	22,309	111,395	104,992

	136,427	138,271	603,174	578,643
Oil and Gas Proppants	22,617	15,772	85,496	34,623
Other	8,303	—	12,748	—

Total Revenue	$284,713	$278,663	$1,386,520	$1,211,220

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	14,479	14,887	135,732	111,139
Cement (Joint Venture)	10,216	11,015	43,419	42,386
Concrete and Aggregates	2,800	4,987	17,854	18,072

	27,495	30,889	197,005	171,597
Light Materials:
Gypsum Wallboard	$35,314	$37,757	$158,551	$159,866
Gypsum Paperboard	10,400	6,774	32,758	37,601

	45,714	44,531	191,309	197,467
Oil and Gas Proppants	(1,636)	(2,905)	(6,423)	(14,633)
Other	20	—	284	—

Sub-total	71,593	72,515	382,175	354,431
Corporate General and Administrative Expense	(11,822)	(7,198)	(41,205)	(33,940)
Litigation Settlements	(6,000)	—	(45,098)	—
Acquisition-Related Expense	—	(4,391)	—	(5,480)
Other Non-Operating	1,000	131	3,728	2,139

Earnings before Interest and Income Taxes	$54,771	$61,057	$299,600	$317,150

*	Net of Intersegment and Joint Venture Revenue listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2018	2017	Change	2018	2017	Change
Cement (M Tons):
Wholly Owned	719	734	-2%	4,453	3,934	+13%
Joint Venture	226	246	-8%	912	937	-3%

	945	980	-4%	5,365	4,871	+10%
Concrete (M Cubic Yards)	235	310	-24%	1,228	1,260	-3%
Aggregates (M Tons)	739	772	-4%	3,503	3,649	-4%
Gypsum Wallboard (MMSF’s)	541	600	-10%	2,555	2,483	+3%
Paperboard (M Tons):
Internal	29	30	-3%	125	118	+6%
External	49	42	+17%	192	199	-4%

	78	72	+8%	317	317	0%
Frac Sand (M Tons)	400	251	+59%	1,483	550	+170%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2018	2017	Change	2018	2017	Change
Cement (Ton)	$108.98	$106.17	+3%	$107.28	$101.60	+6%
Concrete (Cubic Yard)	$101.71	$105.13	-3%	$100.38	$96.80	+4%
Aggregates (Ton)	$9.46	$9.22	+3%	$9.39	$8.65	+9%
Gypsum Wallboard (MSF)	$162.77	$158.54	+3%	$156.27	$155.90	0%
Paperboard (Ton)	$543.09	$524.90	+3%	$559.22	$511.82	+9%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2018	2017	2018	2017
Intersegment Revenues:
Cement	$2,699	$3,374	$16,442	$15,781
Concrete and Aggregates	232	391	1,335	1,262
Paperboard	15,704	16,228	70,347	62,073

	$18,635	$19,993	$88,124	$79,116

Cement Revenue:
Wholly Owned	$86,677	$85,153	$529,424	$444,624
Joint Venture	26,188	28,144	105,884	105,916

	$112,865	$113,297	$635,308	$550,540

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2018	2017
ASSETS
Current Assets –
Cash and Cash Equivalents	$9,315	$6,561
Restricted Cash	38,753	—
Accounts and Notes Receivable, net	141,685	136,313
Inventories	258,159	252,846
Federal Income Tax Receivable	5,750	—
Prepaid and Other Assets	5,073	4,904

Total Current Assets	458,735	400,624

Property, Plant and Equipment –	2,586,528	2,439,438
Less: Accumulated Depreciation	(991,229)	(892,601)

Property, Plant and Equipment, net	1,595,299	1,546,837
Investments in Joint Venture	60,558	48,620
Notes Receivable	115	815
Goodwill and Intangibles	239,342	235,505
Other Assets	13,954	14,723

	$2,368,003	$2,247,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$73,459	$92,193
Accrued Liabilities	105,870	56,112
Current Portion of Senior Notes	—	81,214

Total Current Liabilities	179,329	229,519

Long-term Liabilities	31,096	42,878
Bank Credit Facility	240,000	225,000
Private Placement Senior Unsecured Notes	36,500	36,500
4.500% Senior Unsecured Notes due 2026	344,422	343,753
Deferred Income Taxes	118,966	166,024
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 48,282,784 and 48,453,268 Shares, respectively.	483	485
Capital in Excess of Par Value	122,379	149,014
Accumulated Other Comprehensive Losses	(4,012)	(7,396)
Retained Earnings	1,298,840	1,061,347

Total Stockholders’ Equity	1,417,690	1,203,450

	$2,368,003	$2,247,124

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarter and fiscal year ended March 31, 2018 and 2017:

	Depreciation, Depletion and Amortization ($ in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2018	2017	2018	2017
Cement	$12,633	$10,569	$50,891	$36,727
Concrete and Aggregates	2,080	2,457	7,931	7,931
Gypsum Wallboard	4,665	4,562	18,179	18,728
Paperboard	2,181	2,114	8,694	8,425
Oil and Gas Proppants	3,743	3,823	25,687	18,255
Corporate and Other	810	372	2,633	1,725

	$26,112	$23,897	$114,015	$91,791